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                                  Exhibit 3.1


               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
               -------------------------------------------------

                                      OF
                                      --

                       VITESSE SEMICONDUCTOR CORPORATION
                       ---------------------------------


     The undersigned Eugene F. Hovanec does hereby verify that:

     1.   He is the duly elected Vice President, Finance, Chief Financial
Officer

and Secretary of Vitesse Semiconductor Corporation, a Delaware corporation.

     2.   The Certificate of Incorporation of this corporation is amended and restated to read in its entirety as follows:

     1. The name of the corporation is Vitesse Semiconductor Corporation (the "Corporation").

     2. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of Delaware.

     4. This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("Preferred") and Common Stock ("Common"). The total number of shares of Preferred this Corporation shall have authority to issue shall be 10,000,000, $0.01 par value, and the total number of Common this Corporation shall have authority to issue shall be 500,000,000, $0.01 par value.

     The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing

                                  1 of EX 3.1

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the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

    5.   The Corporation is to have perpetual existence.

    6. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

    7. The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

    8. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

    9. (a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         (b) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

         (c) Neither any amendment nor repeal of this Article 9, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article 9, shall eliminate or reduce the effect of this
Article 9 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 9, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

    10. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

    11. Following the effectiveness of the registration of any class of securities of the Corporation pursuant to the requirements of the Securities Exchange Act of 1934, as amended, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders call in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

                                  2 of EX 3.1

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     3.   The foregoing amendment and restatement of the Certificate of

Incorporation has been duly approved by the Board of Directors.

     4.   The foregoing amendment and restatement of the Certificate of

Incorporation has been duly approved by the required vote of stockholders in accordance with Section 242 of the General Corporation Law of the State of

Delaware.  The number of shares voting in favor of the Amended and Restated

Certificate of Incorporation equalled or exceeded the vote required.  The percentage vote required was more than 50% of the Common voting as a class.

Notice has been given to any non-consenting stockholders in accordance with the provisions of Section 228(c) of the General Corporation Law of the State of

Delaware.

     The undersigned declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true, correct and of his own knowledge.

     Executed at Camarillo, California on March 6, 2000.



                                             /s/ Eugene F. Hovanec
                                             ---------------------
                                             Eugene F. Hovanec
                                             Vice President, Finance &
                                             Chief Financial Officer and
                                             Secretary

                                  3 of EX 3.1